Exhibit 10.3

AMENDMENT

TO THE

2003 LONG-TERM INCENTIVE PLAN

WHEREAS, on June 15, 2014, Medtronic, Inc. (“Medtronic”) entered into a Transaction Agreement with Covidien plc and the other parties named therein (the “Transaction Agreement”) to acquire Covidien through the formation of a new holding company incorporated in Ireland that will be renamed Medtronic plc (the “Transaction”); and

WHEREAS, Medtronic maintains the 2003 Long-Term Incentive Plan (the “2003 Plan”); and

WHEREAS, in connection with the Transaction, the 2003 Plan is being assumed by Medtronic plc and certain technical changes are required in connection with the Transaction and assumption.

NOW THEREFORE, the 2003 Plan shall be and hereby is amended in the following respects, effective as of the Effective Time (as defined in the Transaction Agreement):

1.	References to “Medtronic, Inc.” are hereby replaced with references to “Medtronic plc”.

2.	The following language is hereby added to the end of the definition of “Change in Control”: For the avoidance of doubt, any one or more of the above events may be effected pursuant to (A) a compromise or arrangement sanctioned by the court under section 201 of the Companies Act 1963 of the Republic of Ireland or (B) section 204 of the Companies Act 1963 of the Republic of Ireland.

3.	“Company” is hereby defined to mean Medtronic plc, an Irish public limited company.

4.	“Shares” is hereby defined to mean ordinary shares of the Company, $0.0001 par value per share.

5.	“Subsidiary” is hereby defined as having the meaning set forth in section 155 of the Companies Act 1963 of the Republic of Ireland; provided that, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, an entity shall not be treated as a Subsidiary unless it is also an entity in which the Company has a “controlling interest” (as defined in Treas. Reg. Section 1.409A-1(b)(5)(ii)(E)(1)), either directly or through a chain of corporations or other entities in which each corporation or other entity has a “controlling interest” in another corporation or entity in the chain, as determined by the Committee.

6.	The following language is hereby added to the beginning of the third sentence in Section 6(c): “To the extent permitted by law,”.

7.	The following language is hereby added to the beginning of the fourth sentence in Section 7(b): “To the extent permitted by law,”.

8.	The following language is hereby added to the end of the first sentence of Section 11(a): “, provided that in no event shall the per Share exercise price of an Option or the subscription price payable per Share of an Award be reduced to an amount that is lower than the nominal value of a Share.”

9.	A new section 18(f) is hereby added containing the following language:

Irish Conditions for Issuance. Notwithstanding any other provision of this Plan, (a) the Company shall not be obliged to issue any Shares pursuant to an Award unless at least the par (nominal) value of such newly issued Share has been fully paid in advance in accordance with applicable law (which requirement may mean the holder of an Award is obliged to make such payment) and (b) the Company shall not obliged to issue or deliver any Shares in satisfaction of Awards until all legal and regulatory requirements associated with such issue or delivery have been complied with to the satisfaction of the Committee.

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